Exhibit 10.5

UNITIL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AS ADOPTED BY UNITIL SERVICE CORP.

(as amended and restated effective May 1, 2018)

Table of Contents

Article		Page

1	Purpose and Intent	1

2	Definitions	2

3	Administration	6

4	Participation	7

5	Eligibility for Benefits Amount	8

6	Amount and Form of Retirement Benefits	9

7	Payment of Retirement Benefits	10

8	Death Benefit	11

9	Change in Control	12

10	Forfeiture of Benefits	13

11	Nature of Claim for Payments	14

12	Code Section 409A	15

13	No Assignment or Alienation	16

14	No Contract of Employment	17

15	Claims and Appeal Procedure	18

16	Amendment	20

17	Governing Law	21

18	Successors	22

(i)

Article 1

PURPOSE AND INTENT

The principal objective of the Unitil Corporation Supplemental Executive Retirement Plan As Adopted By Unitil Service Corp. (the “Plan”) is to ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives. The Plan was designed to provide supplements to designated employees which, when combined with other employment related and government sponsored retirement benefits, will provide for the aggregate level of retirement benefits specified herein. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be interpreted and administered in a manner consistent therewith.

The Plan was originally established and adopted effective January 1, 1987, and was amended and restated in its entirety effective on each of January 1, 1998, December 31, 2007 and December 31, 2016. The Plan is hereby further amended and restated in its entirety, effective May 1, 2018.

Article 2

DEFINITIONS

Whenever used herein, unless the context clearly indicates otherwise, the following words and phrases shall have the meanings herein specified, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined. The masculine pronoun whenever used herein shall include the feminine and neuter genders and the singular number as used herein shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

2.1     “Basic Plan” shall mean the Unitil Corporation Retirement Plan as adopted, and from time to time amended, by the Employer.

2.2     “Basic Plan Benefit” shall mean the annual amount of benefit payable from the Basic Plan to a Participant in the form of a straight life annuity.

2.3     “Beneficiary” shall mean the individual designated by the Participant to receive payments upon the death of a Participant in accordance with Article 8.

2.4     “Board of Directors” shall mean the Board of Directors of Unitil Corporation or any successor thereof.

2.5     “Change in Control” shall mean the occurrence of any of the following:

(a)

Unitil Corporation receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the “Exchange Act”), disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of twenty-five (25%) percent or more of the outstanding common stock of Unitil Corporation;

(b)

any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than Unitil Corporation or a wholly-owned subsidiary of Unitil Corporation, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil Corporation (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty-five (25%) percent or more of the outstanding common stock of Unitil Corporation (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

(c)

the stockholders of Unitil Corporation approve (i) any consolidation or merger of Unitil Corporation in which Unitil Corporation is not the continuing or surviving corporation or pursuant to which shares of common stock of Unitil Corporation would be converted into cash, securities or other property (except where Unitil Corporation shareholders before such transaction will be the owners of more than seventy-five (75%) percent of all classes of voting stock of the surviving entity), or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Unitil Corporation; or

(d)

there shall have been a change in a majority of the members of the Board of Directors within a twenty-five (25) month period unless the election or nomination for election by the Unitil Corporation stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twenty-five (25) month period.

Should the Change in Control be stockholder approval under paragraph 2.5(c) and if the Board of Directors determines the approved transaction will not be completed and is abandoned prior to any termination of the Participant’s employment, a Change in Control shall no longer be in effect and the provisions of the Plan shall continue in effect as if a Change in Control had not occurred.

2.6     “Change in Control Participant” shall have the meaning given to that term in Section 9.1.

2.7     “Early Retirement Date” shall mean the first day of the month in which the Participant has both attained age fifty-five (55) and completed fifteen (15) years of Service (excluding Service completed prior to age eighteen (18)).

2.8     “Employer” shall mean Unitil Service Corp. and any affiliated employer and any successor company which may continue the Plan.

2.9     “Final Average Earnings” shall mean the highest twelve (12) month average of the sum of base salary plus cash incentive payments received by a Participant, calculated by determining the thirty-six (36) consecutive month period of the last one hundred twenty (120) months of his tenure as an employee with the Employer during which he received the highest sum of base salary plus cash incentive payments, and then dividing that sum by three (3).

2.10     “Normal Retirement Date” shall mean the first day of the month in which occurs the Participant’s 65th birthday.

2.11     “Other Retirement Income” shall mean the retirement income payable to a Participant from the following sources as of the date the Participant’s benefits commence under the Plan:

(a)

the straight life annuity equivalent of the value of the total contributions, but not including a Participant’s salary deferral contributions, made by the Employer under the Unitil Corporation Tax Deferred Savings and Investment Plan on behalf of the Participant during such Participant’s employment at the Employer; and

(b)	retirement income in the form of a straight life annuity payable to a Participant from any previous employers.

In determining the straight life annuity equivalent under this Section 2.11, the following actuarial assumptions shall be used: the interest rate or rates and table used by the Pension Benefit Guaranty Corporation to value immediate annuities (as of the beginning of the calendar year in which the determination is being made) under Section 4062 of the Employee Retirement Income Security Act of 1974.

2.12     “Participant” shall mean an employee of the Employer who is designated by the Board of Directors to participate in the Plan.

2.13     “Plan” shall mean the Unitil Corporation Supplemental Executive Retirement Plan As Adopted By Unitil Service Corp. and as set forth in this document and as may be amended from time to time.

2.14     “Primary Social Security Benefit” shall mean the annual primary insurance amount to which the Participant is entitled or would, upon application therefore, be entitled at the later of age 65 or actual retirement under the provisions of the Federal Social Security Act as in effect on the Participant’s termination date assuming that the Participant will have no income after termination which would be treated as wages for purposes of the Social Security Act.

2.15     “Retirement Date” shall mean the first to occur of the Participant’s Normal Retirement Date or Early Retirement Date.

2.16     “Service” shall mean a Participant’s years of Credited Service as defined in the Basic Plan for benefit calculation purposes, provided that, except as provided in Section 7.2, no Service shall be credited to a Participant subsequent to his termination of Participation pursuant to Section 4.2.

Article 3

ADMINISTRATION

The Plan shall be administered by the Board of Directors. The Board of Directors shall have the authority to interpret the provisions of the Plan and decide all questions and settle all disputes which may arise in connection with the Plan, all in the sole exercise of its discretion. The Board of Directors may establish operative and administrative rules and procedures in connection therewith, provided that such procedures are consistent with the requirements of section 503 of ERISA. All interpretations, decisions and determinations made by the Board of Directors shall be final, conclusive and binding on all persons concerned. No member of the Board of Directors who is a Participant may vote or otherwise participate in any decision or act with respect to a matter relating to himself or his beneficiaries.

Article 4

PARTICIPATION

4.1     Participation. The Participants in the Plan shall be those “management” or “highly compensated” employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA who shall be employees of the Employer and who shall be selected from time to time by the Board of Directors. Unless selected by the Board of Directors in the sole exercise of its discretion, no employee of the Employer shall have a right to become a Participant in the Plan. Notwithstanding anything herein to the contrary, upon a Change in Control, no new Participants may be added to the Plan.

4.2     Termination of Participation. A Participant’s participation in the Plan shall end upon his termination of service with the Employer for any reason or his ceasing to be a management or highly compensated employee within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. In addition, subject to Section 7.2, the Board of Directors may terminate an employee’s participation in the Plan.

Article 5

ELIGIBILITY FOR BENEFITS

5.1     Eligibility for Retirement Benefits. A Participant shall be eligible to receive a benefit under the Plan if (a) the Participant’s employment terminates on or after his Retirement Date or (b) a Change in Control has occurred. Benefits shall be determined in accordance with Article 6 or Article 9, as the case may be, and shall commence in accordance with Article 7.

5.2     Eligibility for Pre-Retirement Death Benefits. The Beneficiary of each Participant who dies before commencement of benefits pursuant to Section 7.1 or Section 7.2, as the case may be, but after either (a) a Change in Control or (b) completing at least five years of Service shall be eligible to receive the benefit described in Article 8.

5.3     Termination Prior to Retirement. Except as otherwise provided in Section 5.2 and Article 9, no benefits are payable under the Plan if a Participant’s employment terminates for any reason, including death, prior to the Participant’s Retirement Date.

Article 6

AMOUNT AND FORM OF RETIREMENT BENEFITS

6.1     Amount of Benefit. The annual retirement benefit payable to a Participant under the Plan whose termination of employment occurs on or after his Normal Retirement Date shall equal sixty percent (60%) of such Participant’s Final Average Earnings reduced, but not below zero, by the sum of (a), (b) and (c) where

(a)	equals the Basic Plan Benefit;

(b)	equals the Other Retirement Income; and

(c)	equals the Primary Social Security Benefit.

6.2     Early Retirement Benefit. The annual retirement benefit payable to a Participant under the Plan whose termination of employment occurs on or after his Early Retirement Date shall be determined in accordance with the provisions of Section 6.1 but shall be reduced by 5/12 of one percent (1%) for each full calendar month that the Participant’s termination of employment precedes the month in which occurs the Participant’s 60th birthday.

6.3     Form of Benefit. The retirement benefits determined under this Article 6 shall be payable as a monthly annuity for the life of a Participant unless the Participant has elected to receive reduced benefits in an optional form of payment.

The optional forms of payment available for election by a Participant under the Plan shall be the same as those provided under the Basic Plan, provided that any such election shall be made prior to the Participant’s termination of employment. If an optional form of payment is elected, the benefits payable shall be the actuarial equivalent of the Participant’s retirement benefits under the Plan. In determining actuarial equivalence, the actuarial reduction factors set forth in the Basic Plan used to convert a straight life annuity to an optional form of payment shall be used under the Plan.

Article 7

PAYMENT OF RETIREMENT BENEFITS

7.1     Termination on or after Retirement Date. Except as otherwise provided in Section 7.2 and Articles 8 and 12, all benefits payable under the Plan shall commence on the date of the Participant’s termination of employment. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the retired Participant dies unless the Participant has elected an optional form of payment in accordance with Section 6.3.

7.2     Termination before Retirement Date after a Change in Control. Except as otherwise provided in Articles 8 and 12, benefits payable to a Change in Control Participant pursuant to Article 9 shall commence on the earlier to occur of the following: (a) the date the Change in Control Participant could have received benefits under Section 6.1 or (b) the date the Change in Control Participant could have received benefits under Section 6.2, as the case may be, determined by assuming the Change in Control Participant had remained employed and continued to accrue additional years of Service after the date of employment termination. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the retired Change in Control Participant dies unless the Change in Control Participant has elected an optional form of payment in accordance with Section 6.3. For avoidance of doubt, if a Participant’s employment terminates on or after the Participant’s Retirement Date, the Participant’s benefits shall be determined pursuant to Article 6 and shall be paid pursuant to Section 7.1, whether or not a Change in Control has occurred.

7.3     FICA Taxes. Upon the Participant’s termination of employment and the commencement of the payment of benefits in accordance with the provisions hereof, the Employer will (A) remit on the Participant’s behalf all applicable FICA taxes due and payable on the then present value of the Plan benefits (such present value shall be determined by the Employer’s actuary) and (B) remit on the Participant’s behalf any federal, state, city, local or payroll taxes payable upon the payment of applicable FICA taxes provided pursuant to this Section 7.3.

Article 8

DEATH BENEFIT

8.1     Amount. A Beneficiary described in Section 5.2 shall receive an annuity for life determined in accordance with the surviving spouse benefit provision of the Basic Plan (other than the requirement that such benefit may only be paid to the surviving spouse) and the relevant provisions of Article 6 or, after a Change in Control, Article 9.

8.2     Commencement. The benefit described in Section 8.1 shall commence as of the first day of the month following the later of (a) the date the Participant dies or (b) the Participant’s Retirement Date.

Article 9

CHANGE IN CONTROL

9.1     Eligibility for Change in Control Benefits. Notwithstanding anything contained herein to the contrary, if a Change in Control occurs, Participants in the Plan as of the date of the Change in Control shall be entitled to receive benefits determined in accordance with this Article 9 if the Participant’s employment terminates prior to the Participant’s Retirement Date (a “Change in Control Participant”).

9.2     Amount of Change in Control Benefit. A Change in Control Participant’s benefit payable pursuant to this Article 9 shall be determined in accordance with the provisions of (a) Section 6.1, if, pursuant to Section 7.2, the Change in Control Participant’s benefits commence on the first date the Participant could have received benefits under Section 6.1 or (b) Section 6.2, if, pursuant to Section 7.2, the Change in Control Participant’s benefits commence on the first date the Participant could have received benefits under Section 6.2.

9.3     Payment of Change in Control Benefit. A Change in Control Participant’s benefits shall be paid in accordance with Section 7.2.

Article 10

FORFEITURE OF BENEFITS

Notwithstanding anything herein to the contrary, if a Participant or Beneficiary who is receiving, or may be entitled to receive, a benefit hereunder engages in competition with the Employer or any affiliated employer (without prior authorization of the Board of Directors) or is discharged for cause, or performs acts of willful malevolence or gross negligence in a matter of material importance to the Employer or any affiliated employer, payments thereafter payable hereunder to such Participant or Beneficiary shall, at the discretion of the Board of Directors, be forfeited and the Employer shall have no further obligation hereunder to such Participant or Beneficiary, provided, however, that no action by the Board of Directors pursuant to this Article 10 shall have any effect on the benefits that a Change in Control Participant is otherwise entitled to receive hereunder.

Article 11

NATURE OF CLAIM FOR PAYMENTS

Benefits under the Plan shall be paid from the general assets of the Employer (which term, solely for the purposes of this Article 11, shall mean the Employer or any affiliated employer). The Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). Neither a Participant nor his Beneficiary shall be entitled to receive any payment for benefits under the Plan from the qualified trust maintained for the Basic Plan. Should the Board of Directors elect to insure the Plan, in whole or in part, through the medium of life insurance or annuities, or both, the Employer shall be the owner and beneficiary of any insurance or annuity contracts. The Employer reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other program, at any time, either in whole or in part. At no time shall the Participant be deemed to have any right, title, or interest in or in any specified asset or assets of the Employer, including, but not by way of restriction, any insurance or contract or contracts or the proceeds therefrom. Any such policy shall not in any way be considered to be security for the performance of the obligations of the Employer under the Plan. If the Employer decides to purchase a life insurance or annuity policy on the life of the Participant, he shall sign any papers that may be required for that purpose and undergo any medical examination or tests which may be necessary.

Article 12

CODE SECTION 409A

The provisions of the Plan and all payments made pursuant to the Plan are intended to comply with, and should be interpreted so that they are consistent with, the requirements of Section 409A of the Code, and any related regulations or other applicable guidance promulgated thereunder (collectively, “Section 409A”). If the Participant is a “specified employee,” as determined under the Employer’s policy for determining specified employees, on the date on which the Participant’s termination of employment occurs, the Participant’s benefits shall not be paid or commence until the first business day after the date that is six months following the Participant’s termination of employment or, if the Participant dies during such six month period, on the first business day after the date of the Participant’s death. The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period. In addition, interest will accrue at the Federal short-term rate determined under Section 1274(d) of the Code (as in effect on the date of the separation from service or, if such date is not a business day, the first business day prior to such date) on all payments not paid to the Participant prior to the first business day after the sixth month anniversary of termination of employment that otherwise would have been paid during such six-month period had this delay provision not applied to the Participant and shall be paid with the first payment after such six-month period. For all purposes under the Plan, references to termination of employment or words of similar import shall be interpreted to mean “separation from service,” as that term is used in Section 409A, and the Participant’s employment shall in no event be deemed to have terminated unless and until a separation from service shall have occurred for purposes of Section 409A.

Article 13

NO ASSIGNMENT OR ALIENATION

The interest hereunder of any Participant or Beneficiary shall not be alienable by the Participant or Beneficiary by assignment or any other method and shall not be subject to be taken by his creditors by any process whatsoever, and any attempt to cause such interest to be so subjected shall not be recognized, except to such extent required by law.

Article 14

NO CONTRACT OF EMPLOYMENT

The Plan shall not be deemed to constitute a contract of employment between the Employer and any Participant, or to be consideration for the employment of any Participant. Neither the action of establishing the Plan for the Employer nor any action taken by or on behalf of the Employer or by the Board of Directors under the provisions hereof, nor any provision of the Plan, shall be construed as giving to any Participant the right to be retained in its employ or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. The Employer expressly reserves its right at any time to dismiss any Participant without liability for any claim against the Employer or for any claim for any payment whatsoever, except to the extent provided for in the Plan.

Article 15

CLAIMS AND APPEAL PROCEDURES

In the event that benefits under the Plan are not paid to a Participant or his Beneficiary or contingent annuitant (each a “Claimant”) and the Claimant believes he is entitled to receive them, the Claimant (this will also include, for the purposes of these procedures, any representative authorized by the Claimant) may file a claim in writing with the Employer. If such claim is denied in whole or in part, the Claimant will be provided with written notification within ninety (90) days after such claim is received by the Employer. The written notice will (a) set forth the specific reasons for denying the claim; (b) make reference to the specific portions of the Plan that resulted in the denial of the claim; (c) describe any additional material or information still required from the Claimant to complete the claim; and (d) explain the claims review procedures and applicable time limits.

If special circumstances require more time for the Employer to process such claim, the Employer will provide the Claimant a notice before the end of the first ninety (90) days after the claim is received. This notice will explain the reasons for the extension and the date a decision is expected. The extension will not be for more than ninety (90) days.

If such claim is denied by the Employer, the Claimant will have sixty (60) days to request a review. The Claimant will have a right to a reasonable opportunity for full and fair review of the adverse determination. The Claimant may submit any and all written comments, documents, records and other information relating to the claim. The Employer will take into account all comments, documents, records and information the Claimant has submitted, regardless of whether or not they were submitted or considered in the original determination. The Claimant will be provided, upon request and free of charge, access to and copies of documents, records and other information relevant to the claim.

The Employer will notify the Claimant of the decision on review within sixty (60) days after the Employer received the request for review, unless special circumstances make an extension of time necessary for the Employer to process the review (for example, if a hearing is deemed necessary). In that case, the Employer will notify the Claimant of the decision on review not later than one hundred twenty (120) days after the Employer first received the request for review. If such an extension of time for review is required, written notice of the extension will be furnished to the Claimant before the end of the first sixty (60) days, and will include the reasons for the extension and the date the decision is expected. If the extension is due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the benefit determination will be tolled from the date on which the notification of the extension is sent to the Claimant until the date the Claimant responds to the request for information.

Any notice of the Employer’s adverse determination of such claim on appeal will set forth the specific reasons for the adverse decision on such appeal and will reference the specific portions of the Plan on which the adverse decision is based. The Claimant will be notified of his rights to access relevant documents, as well as information on further steps that the Claimant is entitled to take.

An adverse decision of the Employer on a claim may be appealed by the Claimant to a court of competent jurisdiction.

Article 16

AMENDMENT

The Plan may be altered, amended or revoked in writing by the Board of Directors at any time; provided, however, that no such alteration, amendment or revocation (a) that adversely affects a Participant’s or Beneficiary’s vested benefits under the Plan shall be made without the prior written consent of the Participant or Beneficiary so affected, or (b) that is made after a Change in Control shall be made without the prior written consent of all Participants or Beneficiaries then entitled to benefits hereunder.

Article 17

GOVERNING LAW

The Plan shall be governed and construed in accordance with the laws of the State of New Hampshire except to the extent preempted by federal law.

Article 18

SUCCESSORS

The provisions of the Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

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